

 -------                                U.S. SECURITIES AND EXCHANGE COMMISSION                               OMB APPROVAL
/FORM 4/                                         WASHINGTON, D.C. 20549                              ------------------------------
-------                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                    OMB Number  3235-0287
                                                                                                     Expires:    September 30, 1998
                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     Estimated
                           Section 17(a) of the Public Utility Holding Company Act of 1935 or        average
                              Section 30(f) of the Investment Company Act of 1940                    burden hours
                                                                                                     per response....0.5



/ / Check this box if no longer
    subject to Section 16. Form 4
    of Form 5 obligations may continue.
    See Instruction 1(b).





------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
   Tondera, Jr. Steve          E.                HEI, Inc. (HEI)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security  4. Statement for     X   Director              10% Owner
(Last)          (First)    (Middle)               Number of Reporting        Month/Year                               ---
                                                  Person (Voluntary)         October 1998     ---  Officer (give      ____ Other
                                                                                              ---  title below)           (specify
                                                                                                                           below)
                4433 Corinth Drive                                        5. If Amendment,
______________________________________                                       Date of Original
                      (Street)                                              (Month/Year)

Birmingham,   AL                35213
______________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)

                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___  Form filed by More than One
                                                                                                 Reporting Person


-------------------------------------------------------------------------------------------------------------------------------

                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action          or Disposed of (D)          Securities       ship          of In-
                                  Date        Code            (Instr. 3, 4 and 5)         Beneficially     Form:         direct
                                  (Month/     (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.05 par value     12/3/98     P               5,000    A        $5.0625       5,000              (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $.05 par value                                                                 1,100              (I)         spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

1. Title of    2. Conver-   3. Trans-    4. Transac-    5. Number of     6. Date Exer-    7. Title and    8. Price    9. Number
   Derivative     sion or       action      tion           Derivative       cisable and      Amount of       of          of
   Security       Exercise      Date        Code           Securities       Expiration       Underlying      Deriva-     Deriva-
   (Instr. 3)     Price of                  (Instr. 8)     Acquired (A)     Date (Month/     Securities      tive        tive
                  Deriva-      (Month/                     or Disposed      Day/Year)        (Instr.3        Security    Securi-
                  tive          Day/                       of (D)                            and 4)          (Instr.     ties Bene-
                  Security      Year)                      (Instr. 3,                                        5)          ficially
                                                           4, and 5)                                                     Owned at
                                                                                                                         End of
                                                                                                                         Month
                                                                                                                         (Instr. 4)



10.  Ownership      11. Nature of
     Form of            Indirect
     Derivative         Beneficial
     Security:          Ownership
     Direct (D)         (Instr. 4)
     or Indirect
     (I)(Instr. 4)

                                                                  -------------------------------------
                                                                  Date     Expir-
                                                                  Exer-    ation          Amount or
                                                                  cisable  Date    Title  Number of
                                                                                          Shares

                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

Explanation of Responses:


            /s/ Steve E. Tondera, Jr.          January 8, 1999
            -------------------------------   -----------------
            **Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form,  one of which must be manually  signed.
      If space provided is insufficient, see Instruction 6 for procedure.